Registration No. 333-

As filed with the Securities and Exchange Commission on May 7, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1397316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Charles River Laboratories International, Inc.
2026 Long-Term Incentive Compensation Plan
(Full title of the plan)

Kerry Dailey
Corporate Senior Vice President & Chief Legal Officer
Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, MA 01887
(Name and address of agent for service)

(781) 222-6000
(Telephone number, including area code, of agent for service)

Copies to:
Richard D. Truesdell, Jr.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Charles River Laboratories International Inc., a Delaware corporation (the “Registrant”), to register 4,825,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), available for issuance pursuant to the Charles River Laboratories International Inc. 2026 Long-Term Incentive Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement and is included in documents sent or provided to participants of the Plan covered by this Registration Statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and exchange Commission (the “SEC”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2025, filed with the SEC on February 18, 2026 (the “Annual Report”), including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2026 Annual Meeting of Shareholders, as filed with the Commission on March 31, 2026, incorporated by reference in the Annual Report;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 7, 2026;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on January 9, 2026 and February 18, 2026;

(d)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(e)	The description of the Registrant’s Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 28, 2019, filed with the SEC on February 11, 2020, and any amendments and reports subsequently filed for the purposes of updating that description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC. The Registrant will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Charles River Laboratories International, Inc.’s second amended and restated certificate of incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The registrant’s second amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty, misstatement, error or omission committed in their capacity as directors or officers of the registrant. Such policies of insurance also provide coverage to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 4.1	Second Amended and Restated Certificate of Incorporation of the Registrant, dated June 5, 2000 (incorporated by reference as Exhibit 3.1 to the Form S-1/A filed on June 23, 2000)

Exhibit 4.2	Sixth Amended and Restated Bylaws of the Registrant, dated December 13, 2021 (incorporated by reference as Exhibit 3.1 to the Form 8-K filed on December 15, 2021)

Exhibit 4.3	Form of the Registrant’s Common Stock Certificate (incorporated by reference as Exhibit 4.1 to the Form S-1/A filed on June 23, 2000)

Exhibit 4.4	Description of Securities (incorporated by reference as Exhibit 4.2 to the Form 10-K filed on February 11, 2020)

Exhibit 5.1*	Opinion of Davis Polk & Wardwell LLP

Exhibit 23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

Exhibit 23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

Exhibit 24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

Exhibit 99.1*	Charles River Laboratories International, Inc. 2026 Long-Term Incentive Compensation Plan

Exhibit 107*	Filing Fee Table

* Filed herewith.

Item 9.        Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, in the Commonwealth of Massachusetts, on May 7, 2026.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

By:	/s/ Birgit Girschick
Birgit Girschick Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Charles River Laboratories International, Inc., hereby severally constitute and appoint Birgit Girshick and Kerry Dailey, and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Charles River Laboratories International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 2026.

Name	Title(s)

/s/ Birgit Girschick	Chief Executive Officer (Principal Executive Officer)
Birgit Girschick

/s/ Glenn Coleman	Corporate Executive Vice President &
Glenn Coleman	Chief Financial Officer (Principal Financial Officer)

/s/ Michael G. Knell	Corporate Senior Vice President &
Michael G. Knell	Chief Accounting Officer (Principal Accounting Officer)

/s/ Martin Mackay, Ph.D.	Chair
Martin Mackay, Ph.D.

/s/ Nancy C. Andrews M.D., Ph.D.	Director
Nancy C. Andrews M.D., Ph.D.

/s/ Steven Barg	Director
Steven Barg

/s/ Abraham Ceesay	Director
Abraham Ceesay

/s/ James C. Foster	Director
James C. Foster

/s/ Mark Enyedy	Director
Mark Enyedy

/s/ Paul Graves	Director
Paul Graves

/s/ George Llado	Director
George Llado

/s/ Craig B. Thompson M.D.	Director
Craig B. Thompson M.D.

/s/ Virginia M. Wilson	Director
Virginia M. Wilson